                                                                                                              EXHIBIT 99
                                            MONSANTO COMPANY AND SUBSIDIARIES
                                   COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES



                                                   (Dollars in millions)

                                           Nine Months Ended
                                             September 30,                         Year Ended December 31,
                                           -----------------       ----------------------------------------------------
                                           1998        1997        1997        1996        1995        1994        1993
                                           ----        ----        ----        ----        ----        ----        ----
Income from continuing operations
   before provision for income taxes       $603<F*>    $369<F*>    $366<F*>    $553<F*>    $645<F*>    $636        $427
Add
   Fixed charges                            261         159         236         172         178         140         141
   Less capitalized interest                 (8)        (13)        (14)         (9)         (5)         (4)         (7)
   Dividends from affiliated companies       10           2           4           6           3           2           5
Less equity income (add equity loss)
   of affiliated companies                   (1)        (18)        (20)         42          (3)         (4)        (20)
                                           ----        ----        ----        ----        ----        ----        ----
      Income as adjusted                   $865        $499        $572        $764        $818        $770        $546
                                           ====        ====        ====        ====        ====        ====        ====

Fixed charges
   Interest expense                        $214        $111        $170        $119        $132        $100        $101
   Capitalized interest                       8          13          14           9           5           4           7
   Portion of rents representative
      of interest factor                     39          35          52          44          41          36          33
                                           ----        ----        ----        ----        ----        ----        ----
      Fixed charges                        $261        $159        $236        $172        $178        $140        $141
                                           ====        ====        ====        ====        ====        ====        ====

Ratio of earnings to fixed charges         3.31        3.14        2.42        4.44        4.60        5.50        3.87
                                           ====        ====        ====        ====        ====        ====        ====


<F*> Includes charges for restructuring, acquired in-process research and development and other unusual items of $202 million and $609 million for the nine months ended September 30, 1998 and 1997, respectively, and $684 million, $376 million and $90 million for the years ended December 31, 1997, 1996 and 1995, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 4.09 and 6.97 for the nine months ended September 30, 1998 and 1997, respectively, and 5.32, 6.60 and 5.10 for the years ended December 31, 1997, 1996 and 1995, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994 and 1993.



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